UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:  July 6, 2016

(Date of earliest event reported)

Timberline Resources Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34055

_____________________________________

Delaware	82-0291227
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

101 East Lakeside Avenue

Coeur d’Alene, Idaho 83814

(Address of principal executive offices, including zip code)

(208) 664-4859

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

On July 6, 2016, pursuant to the Company’s bylaws, the Company’s Board of Directors appointed Giulio T. Bonifacio and Paul H. Zink as directors of the Company, effective July 6, 2016.  In connection with their appointments to the Company’s Board of Directors, Mr. Giulio was granted 600,000 options to acquire shares of common stock of the Company and Mr. Zink was granted 200,000 options to acquire shares of common stock of the Company.  The options were granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant of U.S. $0.40 per share.  The stock options were fully vested on, and are exercisable for a period of 5 years from, the date of grant.

Mr. Bonifacio has over 30 years in senior executive positions in the mining industry. Since September 2006, Mr. Bonifacio has been the founder, President & CEO of Nevada Copper Corp.  which advanced the Pumpkin Hollow Copper Project from the exploration stage and now ranks as the largest fully permitted, shovel-ready copper project in the Americas. Among his many accomplishments, Mr. Bonifacio has been instrumental in arranging over $400 million of capital funding to projects of merit while being involved with and having a very good understanding of every stage of development from exploration to production.  Mr. Bonifacio is a Chartered Professional Accountant with extensive experience and knowledge in areas of capital markets, project finance, securities matters and mergers & acquisitions.  Mr. Bonifacio has held senior executive roles primarily in the precious metal sector with Getty Resources Limited, TOTAL S.A., and Vengold Inc. and is a director of Goldrock Mines Corp. which is currently being acquired by Fortuna Sliver Mines Inc.

Mr. Bonifacio is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated by the Company to become directors or executive officers. Within the last fiscal year, Mr. Bonifacio was a subscriber in the Company’s private placement offering of Units of the Company at a price of US$0.15 per Unit (the “Offering”). Each Unit consisted of one share of common stock of the Company and one common share purchase warrant (each a “Warrant”), with each Warrant exercisable to acquire an additional share of common stock of the Company at a price of US$0.25 per share until May 31, 2019.  Mr. Bonifacio purchased 1,100,000 Units for a total investment of US$165,000.  In connection with the Offering, Mr. Bonifacio entered into a subscription agreement with the Company containing customary provisions and on the same terms as all of the other subscribers to the Offering.  Other than the subscription for Units, the Company has not engaged in any other transaction in which Mr. Bonifacio or a person related to Mr. Bonifacio had a direct or indirect material interest.  To the Company’s knowledge, there is no arrangement or understanding between any of its officers and directors and Mr. Bonifacio pursuant to which he was selected to serve as a director.

Mr. Zink has over 35 years as a natural resource professional.  From December 2013 through March 2016, Mr. Zink served as Sr. VP and CFO at Rare Element Resources, Ltd. (REE) where he remains a consultant.  He managed the financial, investor relations and business development functions for the company, including successful financing in the recent difficult financial markets environment.  From March 2013 through November 2013, Mr. Zink served as Chief Executive Officer and Chief Investment Officer of Americas Bullion Royalty Corp., and from 2010 until March 2013, he served as President of Eurasian Capital, the royalty and merchant banking division of Eurasian Minerals, Inc.  His previous experience includes serving as President of International Royalty Corporation (IRC).  Over his career in mining, he has also held high level positions with Pegasus Gold, Inc. and Koch Industries, with responsibilities including corporate development, credit, and mergers and acquisitions.  Early in his career, he spent more than 15 years with J.P. Morgan & Co. in commercial and investment banking roles covering the minerals and energy sectors.  Mr. Zink has also previously served on the boards of directors of Atna Resources Ltd., REE, and IRC.

Mr. Zink is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated by the Company to become directors or executive officers. In the last fiscal year, the Company has not engaged in any transaction in which Mr. Zink or a person related to Mr. Zink had a direct or indirect material interest.  To the Company’s knowledge, there is no arrangement or understanding between any of its officers and directors and Mr. Zink pursuant to which he was selected to serve as a director.

Item 7.01  Regulation FD Disclosure.

On July 11, 2016, the Company issued a press release announcing the appointments of Mr. Bonifacio and Mr. Zink as directors of the Company.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including the exhibits attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

99.1

Press Release of Timberline Resources Corporation dated July 11, 2016.*

* Furnished to, not filed with, the SEC pursuant to Item 7.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBERLINE RESOURCES CORPORATION
Date: July 11, 2016	By:	/s/ Steven A. Osterberg
Steven A. Osterberg President & Chief Executive Officer

 EXHIBIT INDEX

Exhibit No.

Description

99.1

Press Release of Timberline Resources Corporation dated July 11, 2016.*

* Furnished to, not filed with, the SEC pursuant to Item 7.01 above.